Filed pursuant to Rule 433 dated April 8, 2009 relating to Preliminary Pricing Supplement No. 79 dated April 8, 2009 to Registration Statement No. 333-156423
Structured Investments Opportunities in Commodities
PLUS based on the Value of the Dow Jones–AIG Commodity IndexSM due October , 2010 Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  At maturity, investors will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS
Pricing date:	April , 2009
Original issue date:	April , 2009
Maturity date:	October , 2010
Underlying index:	Dow Jones–AIG Commodity IndexSM
Payment at maturity:
If final index value is greater than initial index value,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$1,000 x index performance factor
This amount will be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,460 to $1,520 per PLUS (146% to 152% of the stated principal amount), to be determined on the pricing date
Leveraged upside payment:	$1,000 x upside leverage factor x index percent increase
Upside leverage factor:	140%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The initial index value will be determined on the pricing date.
Final index value:	The official settlement price of the underlying index on the index valuation date
Index valuation date:	October , 2010, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	617482FE9
ISIN:	US617482FE98
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$1,000	$20	$980
Total	$	$	$
(1)
For additional information, see “Description of PLUS—Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and  “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing this offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 79 dated April 8, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

the plus are not bank deposits and are not insured by the federal deposit insurance corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  furthermore, the plus will not be guaranteed by the federal deposit insurance corporation under the fdic’s temporary liquidity guarantee program.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0707001

PLUS based on the Value of the Dow Jones-AIG Commodity Index due October    , 2010
Performance Leveraged Upside SecuritiesSM

Investment Overview
Performance Leveraged Upside Securities

Exposure to commodities is a component of portfolio diversification.  Investors who believe they have underweight exposure to commodities can use the PLUS based on the Value of the Dow Jones—AIG Commodity IndexSM due October    , 2010 (the “PLUS”):

▪	To gain access to commodities and provide portfolio diversification from traditional fixed income/equity investments

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of the positive performance of the underlying index

▪	To enhance returns and outperform the underlying index in a moderately bullish scenario

▪	To achieve similar levels of exposure to the underlying index as a direct investment while using fewer dollars by taking advantage of the upside leverage factor

The PLUS are exposed on a 1:1 basis to the negative performance of the Dow Jones—AIG Commodity IndexSM. There is no minimum payment at maturity on the PLUS.

Maturity:	Approximately 18 months

Upside leverage factor:	140%

Maximum payment at maturity:	$1,460 to $1,520 per PLUS (146% to 152% of the stated principal amount), to be determined on the pricing date

Principal protection:	None.

Dow Jones–AIG Commodity IndexSM Overview

The Dow Jones–AIG Commodity IndexSM provides a diversified and liquid benchmark for commodities as an asset class and is currently composed of the prices of nineteen exchange-traded futures contracts on physical commodities. The Dow Jones–AIG Commodity IndexSM was developed, and is calculated, maintained and published daily by Dow Jones & Company, Inc. and AIG Financial Products Corp.  See “Information about the Underlying Index” below.

Information as of market close on April 6, 2009:

Bloomberg Ticker Symbol:	DJAIG
Current Price:	111.809
52 Weeks Ago:	207.328
52 Week High (on July 2, 2008):	237.953
52 Week Low (on March 2, 2009):	101.999

Dow Jones–AIG Commodity IndexSM Historical Performance – Daily Closing Values January 2, 2004 to April 6, 2009

April 2009	Page 2

PLUS based on the Value of the Dow Jones-AIG Commodity Index due October    , 2010
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This approximately 18 month investment offers 140% leveraged upside, subject to a maximum payment at maturity of $1,460 to 1,520 per PLUS (146% to 152% of the stated principal amount).

Investors can use the PLUS to leverage returns by a factor of 140% up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the underlying index.

Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of price performance.
Best Case Scenario
The underlying index increases in value and, at maturity, the PLUS redeem for the maximum payment at maturity of $1,460 to $1,520 per PLUS (146% to 152% of the stated principal amount), to be determined on the pricing date.

Worst Case Scenario
The underlying index declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline.  This amount will be less than the $1,000 stated principle amount and could be zero.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal.
▪	No interest payments.
▪	Appreciation potential is limited by the maximum payment at maturity.
▪
The market price of the PLUS will be influenced by many unpredictable factors, including the value and volatility of the underlying index and the commodities futures contracts comprising the underlying index.

▪	The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.
▪	Investments, such as the PLUS, linked to the prices of commodities are subject to sharp fluctuations in commodity prices.
▪	Investing in the PLUS is not equivalent to investing in the underlying index or the commodities futures contracts that constitute the underlying index.
▪	Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying index and the value of the PLUS.
▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the PLUS.
▪	Adjustments to the underlying index by the underlying index publisher could adversely affect the value of the PLUS.
▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited.
▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.
▪	Economic interests of the calculation agent may be potentially adverse to investors.
▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.
▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

April 2009	Page 3

PLUS based on the Value of the Dow Jones-AIG Commodity Index due October    , 2010
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, investors will receive for each $1,000 stated principal amount of PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing value of the underlying index on the index valuation date.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the PLUS are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April , 2009	April , 2009 ( business days after the pricing date)	October , 2010 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Underlying index:	Dow Jones–AIG Commodity IndexSM
Underlying index publisher:	Dow Jones & Company, Inc. in conjunction with AIG Financial Products Corp.
Issue price:	$1,000 per PLUS
Aggregate principal amount:	$
Stated principal amount:	$1,000 per PLUS
Denominations:	$1,000 per PLUS and integral multiples thereof
Interest:	None
Payment at maturity:
If final index value is greater than initial index value,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$1,000 x index performance factor
This amount will be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,460 to $1,520 per PLUS (146% to 152% of the stated principal amount), to be determined on the pricing date
Leveraged upside payment:	$1,000 x upside leverage factor x index percent increase
Upside leverage factor:	140%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The initial index value will be determined on the pricing date.
Final index value:	The official settlement price of the underlying index on the index valuation date
Index valuation date:	October , 2010, subject to adjustment for non-index business days and certain market disruption events.
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 9.

April 2009	Page 4

PLUS based on the Value of the Dow Jones-AIG Commodity Index due October    , 2010
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617482FE9
ISIN:	US617482FE98
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS offered under this document and is superseded by the following discussion.

Although the issuer believes that, under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this treatment of the PLUS is respected, the following U.S. federal income tax consequences should result based on current law:

▪	a U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange, and

▪
upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the PLUS for more than one year.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the PLUS.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)

April 2009	Page 5

PLUS based on the Value of the Dow Jones-AIG Commodity Index due October    , 2010
Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the PLUS by taking positions in swaps or futures contracts on the underlying index or on the commodity contracts underlying the underlying index. Such purchase activity could increase the value of the underlying index, and therefore the value at which the underlying index must close on the index valuation date before investors would receive at maturity a payment that exceeds the principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Description of PLUS—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit Plan Investor Considerations:	See “Description of PLUS—Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.
Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the preliminary pricing supplement, the prospectus supplement and the prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2009	Page 6

PLUS based on the Value of the Dow Jones-AIG Commodity Index due October    , 2010
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000
Upside leverage factor:	140%
Hypothetical maximum payment at maturity:	$1,490 per PLUS (149% of the stated principal amount)

PLUS Payoff Diagram

¡
If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 140% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity.  In the payoff diagram, investors will realize the maximum payment at maturity at a final index value of 135% of the initial index value.  Based on the actual and hypothetical terms above:

–	If the underlying index appreciates 5%, investors would receive a 107% return, or $1,070.

–	If the underlying index appreciates 40%, investors will receive only the hypothetical maximum payment at maturity of 149% of the stated principal amount, or $1,490 per PLUS.

¡
If the final index value is less than or equal to the initial index value, investors will receive an amount that is less than or equal to the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

–	If the underlying index depreciates 10%, investors would lose 10% of their principal and receive only $900 at maturity, or 90% of the stated principal amount.

–	If the underlying index depreciates 50%, investors would lose 50% of their principal and receive only $500 at maturity, or 50% of the stated principal amount.

April 2009	Page 7

PLUS based on the Value of the Dow Jones-AIG Commodity Index due October    , 2010
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of PLUS that they hold an amount in cash based upon the value of the underlying index, determined as follows:

If the final index value is greater than the initial index value:

$1,000    +    Leveraged Upside Payment:

In no event will the leveraged upside payment result in a payment at maturity greater than the maximum payment at maturity of $1,460 to $1,520 per PLUS (146% to 152% of the stated principal amount), to be determined on the pricing date.

If the final index value is less than or equal to the initial index value:

$1,000    x    Index Performance Factor

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $1,000 and could be zero.  There is no minimum payment at maturity on the PLUS.

April 2009	Page 8

PLUS based on the Value of the Dow Jones-AIG Commodity Index due October    , 2010
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

▪
PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying index. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

▪	Appreciation potential is limited. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,460 to $1,520 per PLUS, or 146% to 152% of the stated principal amount.

▪
Market price of the PLUS may be influenced by many unpredictable factors.  Numerous factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the value and volatility of the underlying index, the price and volatility of the commodities underlying the underlying index, trends of supply and demand for the commodities underlying the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the PLUS prior to maturity may result in a loss.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices. Investments, such as the PLUS, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the underlying index and the value of your PLUS in varying and potentially inconsistent ways.  As a result of these or other factors, the price of the underlying index may be, and has recently been, highly volatile (see “Historical Information” below).

▪	Not equivalent to investing in the underlying index. Investing in the PLUS is not equivalent to investing in the underlying index or the futures contracts that constitute the underlying index.

▪
Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying index and the value of the PLUS.  The underlying index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the underlying index

April 2009	Page 9

PLUS based on the Value of the Dow Jones-AIG Commodity Index due October    , 2010
Performance Leveraged Upside SecuritiesSM

have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the underlying index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the underlying index and, accordingly, the value of the PLUS.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying index and, therefore, the value of the PLUS.

▪
Adjustments to the underlying index could adversely affect the value of the PLUS.  Dow Jones & Company, Inc., in conjunction with AIG Financial Products Corp., as the underlying index publisher, may add, delete or substitute the commodity constituting the underlying index or make other methodological changes that could change the value of the underlying index.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  Any of these actions could adversely affect the value of the PLUS.  Where the underlying index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The PLUS will not be listed and secondary trading may be limited. The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Potential adverse economic interests of the calculation agent and other of our affiliates. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. As calculation agent, MSCG will determine the initial index value and the final index value, and calculate the amount of cash, if any, you will receive at maturity. Determinations made by MSCG, in its capacity as calculation agent, including with respect to the calculation of any index value in the event of the unavailability, modification or discontinuance of the underlying index, may adversely affect the payout to you at maturity. See the section of the accompanying preliminary pricing supplement called “Description of PLUS—Discontinuance of the Index; Alteration of Method of Calculation.”

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS. MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the PLUS, including trading in swaps or futures contracts on the underlying index and on the commodity contracts underlying the underlying index. MS & Co. and some of our other subsidiaries also trade in financial instruments related to the underlying index or the prices of the commodity contracts underlying the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, accordingly, could increase the value at which the underlying index must close on the

April 2009	Page 10

PLUS based on the Value of the Dow Jones-AIG Commodity Index due October    , 2010
Performance Leveraged Upside SecuritiesSM

index valuation date before you would receive at maturity an amount in cash worth as much as or more than the stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the index valuation date, could adversely affect the price of the underlying index on the index valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

April 2009	Page 11

PLUS based on the Value of the Dow Jones-AIG Commodity Index due October    , 2010
Performance Leveraged Upside SecuritiesSM

Information about the Underlying Index

The Dow Jones–AIG Commodity IndexSM.  The Dow Jones–AIG Commodity IndexSM provides a diversified and liquid benchmark for commodities as an asset class and is currently composed of the prices of nineteen exchange-traded futures contracts on physical commodities. The Dow Jones–AIG Commodity IndexSM was developed, and is calculated, maintained and published daily by Dow Jones & Company, Inc. and AIG Financial Products Corp.  The Dow Jones–AIG Commodity IndexSM reflects returns that are potentially available through an unleveraged investment in the components of that index.  The PLUS are linked to the Dow Jones–AIG Commodity IndexSM and not the Dow Jones–AIG Commodity Index Total ReturnSM. For more information, see “Description of PLUS—The Index” in the accompanying preliminary pricing supplement.

License Agreement between Dow Jones & Company, Inc., American International Group and Morgan Stanley.  “Dow Jones,” “AIG®” “Dow Jones–AIG Commodity IndexSM” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. and American International Group, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  See “Description of PLUS— License Agreement among Dow Jones, AIG-FP and Morgan Stanley” in the accompanying preliminary pricing supplement.

Historical Information

The following table sets forth the published high and low daily official settlement prices, as well as end-of-quarter daily official settlement prices of the underlying index for each quarter in the period from January 1, 2004 through April 6, 2009.  The closing value of the underlying index on April 6, 2009 was 111.809.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the index valuation date.

Dow Jones—AIG Commodity IndexSM	High	Low	Period End
2004
First Quarter	151.691	136.818	150.837
Second Quarter	154.994	143.289	144.034
Third Quarter	153.175	140.991	153.175
Fourth Quarter	159.294	141.271	145.604
2005
First Quarter	165.246	142.180	162.094
Second Quarter	162.389	146.078	152.885
Third Quarter	179.069	154.107	178.249
Fourth Quarter	180.240	163.358	171.149
2006
First Quarter	174.224	158.780	165.194
Second Quarter	187.628	164.723	173.235
Third Quarter	179.962	156.587	159.957
Fourth Quarter	175.214	156.075	166.509
2007
First Quarter	173.503	155.880	171.963
Second Quarter	176.484	168.522	169.671
Third Quarter	179.715	161.062	178.250
Fourth Quarter	185.568	172.123	184.964
2008
First Quarter	219.093	181.157	201.598
Second Quarter	234.115	199.566	233.034
Third Quarter	237.953	167.391	167.776
Fourth Quarter	167.484	106.092	117.244
2009
First Quarter	123.458	101.999	109.782
Second Quarter (through April 6, 2009)	113.675	108.687	111.809

April 2009	Page 12